Exhibit 10.2

DEO Agreement No.: SA007

Guaranty Agreement

THIS IS A GUARANTY OF PAYMENT WHICH IS ENFORCEABLE BY THE FLORIDA DEPARTMENT OF ECONOMIC OPPORTUNITY, ITS SUCCESSORS AND ASSIGNS. THIS IS ALSO AN ABSOLUTE AND UNCONDITIONAL GUARANTY OF PAYMENT.

THIS GUARANTY AGREEMENT (“Guaranty”) is made this 4th day of May, 2017 (the “Effective Date”), by AMREP Corporation, a for-profit corporation incorporated in the State of Oklahoma, with its principal executive offices at 620 West Germantown Pike, Suite 175, Plymouth Meeting, PA 19462 (“Guarantor”) for the benefit of the Florida Department of Economic Opportunity (“DEO”) and its successors and assigns. Guarantor and DEO are sometimes referred to collectively herein as the “Parties” and, each, as a “Party.”

Recitals

WHEREAS, Palm Coast Data LLC (the “Subsidiary Company”) is an indirect subsidiary of Guarantor;

WHEREAS, the Subsidiary Company and DEO have entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”) dated as of the Effective Date; and

WHEREAS, pursuant to Section 5 of the Settlement Agreement, Subsidiary Company is obligated to provide DEO with this Guaranty.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and in order to induce DEO to enter into the Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby consent and agree as follows:

1.	Guarantor’s Assumption of the Subsidiary Company’s Obligations. Guarantor hereby unconditionally and irrevocably guarantees to and for the benefit of DEO, and its successors and assigns, the full payment of all obligations of the Subsidiary Company under the Settlement Agreement when and if such obligations become due according to the terms of the Settlement Agreement (the “Obligations”).

2.	Payment by Guarantor. If all or any part of the Obligations shall not be paid after any cure period provided in the Settlement Agreement, Guarantor shall, immediately upon written demand by DEO or its successors or assigns, and without presentment, protest, notice of protest, notice of non-payment, or any other notice whatsoever, pay to DEO or its successors or assigns, in lawful money of the United States of America, the amount of the Obligations then due and payable.

3.	Effect of Modification. Any modification or amendment of any of the Obligations in accordance with the terms of the Settlement Agreement shall not affect the liability of Guarantor hereunder.

DEO Agreement No.: SA007

4.	Extent of Guarantor’s Liability. Notwithstanding anything to the contrary herein, Guarantor’s liability under the Guaranty shall not exceed the Subsidiary Company’s payment obligations under the Settlement Agreement.

5.	Successors and Assigns. This Guaranty shall inure to the benefit of DEO and its successors and assigns. This Guaranty shall be binding on Guarantor and its successors and assigns; provided that, Guarantor shall have no right, without prior written consent of DEO, to assign any of its rights, powers, duties, or obligations under this Guaranty. Any assignment of any rights or obligations under this Guaranty shall not relieve or discharge Guarantor from any obligations under this Guaranty.

6.	Full Force and Effect. This Guaranty shall continue in full force and effect until all of the Obligations have been discharged.

7.	Enforcement Costs and Expenses. In the event that Guarantor shall fail to timely perform any provisions of this Guaranty, Guarantor shall pay to DEO, its successors or assigns, upon demand, all third party costs and expenses, including without limitation reasonably attorneys’ fees and court costs, actually and reasonably incurred by DEO, its successors or assigns, in connection with such failure by Guarantor and the successful enforcement of any obligations of Guarantor under this Guaranty.

8.	No Enforcement Conditions. This Guaranty is general, absolute, and unconditional. No conditions are attached to enforcement of this Guaranty. Presentment, notice, and demand to the Subsidiary Company and subsequent dishonor are not conditions precedent for proceeding against the Guarantor.

9.	Applicable Law and Jurisdiction. The laws of the State of Florida shall govern the construction, enforcement and interpretation of this Guaranty, regardless of and without reference to whether any applicable conflicts of laws principles may point to the application of the laws of another jurisdiction. The Parties hereby agree that the exclusive personal jurisdiction and venue to resolve any and all disputes between them arising out of or relating to this Guaranty shall be in the state courts of the State of Florida in the County of Leon. With respect to any and all disputes between them arising out of or relating to this Guaranty, the Parties expressly (a) consent to the exclusive personal jurisdiction and venue in any state court located in Leon County, Florida and (b) waive any defense of forum non conveniens, lack of personal jurisdiction, or like defense,. IN ANY LEGAL OR EQUITABLE ACTION BETWEEN THE PARTIES ARISING FROM THIS GUARANTY, THE PARTIES HEREBY EXPRESSLY WAIVE TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

10.	Authority. The Parties represent and warrant that they have all necessary and appropriate authority to enter into and execute this Guaranty and be legally bound thereby. Each person signing this Guaranty in a representative capacity represents and warrants that he/she has the full and complete authority to execute this Guaranty on behalf of his/her principal or employer, and that upon execution the Guaranty shall be binding upon his/her principal or employer.

DEO Agreement No.: SA007

11.	Costs and Expenses. All fees, costs, and expenses incurred by the Parties in this matter, in negotiating and attaining this Guaranty, shall be paid by the Parties incurring them, including, but not limited to, legal fees and costs.

12.	Acknowledgments. Each of the Parties declares that it has read and understands the terms of this Guaranty, that it has had the opportunity to be represented by counsel in the negotiation, execution, and delivery of this Guaranty, and that it executes this Guaranty voluntarily. Each of the Parties participated in the drafting of this Guaranty. In the event of any ambiguity, the Parties agree that it shall not be construed against either of them.

13.	Warranties. Except as expressly set forth in this Guaranty, the Parties have not made and make no other representations, warranties, statements, promises, or agreements to each other.

14.	References. As used in this Guaranty, the use of the pronoun “it” shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, government entities, partnerships, or corporations. As used in this Guaranty, “person” shall mean any natural person, government entity, corporation, partnership, limited partnership, trust, estate, or other entity, and the term “affiliate” shall mean any partnership, joint venture, corporation, or other entity in which such person has an interest, or which controls, is controlled by, or is under common control with such person.

15.	Captions and Headings. The captions and headings, to the extent used in this Guaranty, are for reference purposes only and shall not be taken into account in construing or interpreting this Guaranty.

16.	Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision(s) shall be fully severable and the invalidity, illegality, or unenforceability shall not affect any other provision of this Guaranty.

17.	Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A signed copy of this Guaranty delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Guaranty. Either Party may copy this completed Guaranty for electronic storage in a non-editable format, at which time the paper form of this Guaranty may be destroyed. Each Party agrees that following the electronic storage of this Guaranty, any hardcopy printout of that electronically stored information will constitute an original of this Guaranty.

18.	Entire Guaranty and Successors and Assigns. This Guaranty is a fully integrated agreement which sets forth the entire agreement and understanding of the Parties concerning the subject matter of this Guaranty. This Guaranty shall be binding upon the successors and assigns of the Parties and may not be waived, rescinded, canceled, terminated, supplemented, amended, or modified in any manner without the prior written consent of both DEO and Guarantor.

19.	No Third Party Beneficiaries. This Guaranty is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

DEO Agreement No.: SA007

20.	No modification unless in writing. No modification of this Guaranty shall be valid unless in writing and agreed upon by both Parties.

21.	Disclosure of This Guaranty. The Parties agree and acknowledge that DEO may be required to disclose this Guaranty pursuant to a request made under chapter 119 of the Florida Statutes. The Parties agree and acknowledge that Guarantor may disclose this Guaranty as it deems necessary under applicable law or the rules of any stock exchange or market on which its securities are traded.

22.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the address set forth below (or to such other address that may be designated by a Party from time to time in accordance with this paragraph):

If to DEO:
Office of the General Counsel
107 E. Madison Street, MSC 110
Tallahassee, Florida 32399-4128
Attention: General Counsel

If to Guarantor:
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462
Attention: General Counsel

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DEO Agreement No.: SA007

IN WITNESS WHEREOF, the Parties have caused this Guaranty to be duly executed by each of their duly authorized representative(s) on the dates hereinafter subscribed.

AMREP CORPORATION

Date: May 4, 2017	By :	/s/ Christopher V. Vitale

	Title:	Executive Vice President

	Print Name:	Christopher V. Vitale

FLORIDA DEPARTMENT OF ECONOMIC OPPORTUNITY

Date: May 4, 2017	By:	/s/ David J. Guerrieri Jr.

	Title:	Interim General Counsel

	Print Name:	David J. Guerrieri Jr.